 Exhibit 99.1

Intercontinental Exchange to Acquire Interactive Data Corporation from Silver Lake and Warburg
Pincus in $5.2 Billion Cash and Stock Transaction

October 28 investor call set to review ICE’s third quarter 2015 results and IDC transaction details

ATLANTA and NEW YORK, October 26, 2015 – Intercontinental Exchange (NYSE: ICE), the leading global network of exchanges and clearing houses, announced today that it has entered into a definitive agreement to acquire Interactive Data Corporation (“IDC”), a leading provider of financial market data, analytics and related trading solutions, from Silver Lake, the global leader in technology investing, and Warburg Pincus, a leading global private equity firm focused on growth investing. The acquisition is valued at approximately $5.2 billion, including $3.65 billion in cash and $1.55 billion in ICE common stock, and builds on ICE’s global market data growth strategy by expanding the markets served, adding technology platforms and increasing new data and valuation services. An investor call to review third quarter 2015 results and the transaction details will be held on Wednesday, October 28 at 8:30am ET. Details for the call are included at the end of this announcement.

IDC, based in Bedford, MA, is one of the world’s leading providers of financial data, serving the mutual fund, bank, asset management, hedge fund, securities and financial instrument processing and administration sectors. ICE’s data business currently spans nine asset classes across the eleven exchanges and seven clearing houses it operates, including the NYSE Group and ICE Futures exchanges. ICE also offers benchmark and valuation services for Libor, exchange traded funds, a range of financial derivatives, and clearing house positions. The combined company will offer customers efficiencies in accessing data on an integrated platform while serving the growing demand for data, analysis, valuation and connectivity globally.

"This transaction furthers our expansion into meeting the financial information needs of our market participants globally. With our diverse markets across virtually all asset classes, IDC will enable us to address more growth opportunities by leveraging the distribution and reach of our complementary global platforms for trading, clearing and data on a combined basis," said ICE Chairman and CEO Jeffrey C. Sprecher. "With IDC as the cornerstone in the next phase of extending our services, we will build on our track record of solid execution on integration and innovation by focusing on the needs of our customers in the evolving data services marketplace."

"Today’s announcement marks the next step in an exciting journey for IDC," said Stephen Daffron, Chief Executive Officer of IDC. "With ICE, we have the long-term capital, strategic support and collective set of relationships to further grow our company and evolve our platform in the rapidly-changing capital markets landscape. We have enjoyed our partnership with Silver Lake and Warburg Pincus and thank them for their contributions to our success, as well as for their leadership in several strategic and technological initiatives that strengthened the company’s growth outlook."

“It has been our privilege to partner with IDC," said Mike Bingle, Managing Partner of Silver Lake and Jim Neary, Managing Director and a member of the Executive Management Group of Warburg Pincus. "Since our investment in 2010, the company has laid the foundation for long-term growth, by launching a state-of-the-art technology platform, developing innovative new products such as its cutting-edge real-time pricing solution and maintaining an unwavering focus on value for its clients. IDC is thrilled about its future with ICE, and its continued leadership in financial data services."

Under the terms of the agreement, which was unanimously approved by the Boards of both companies, the transaction is valued at $5.2 billion, based on the 10-day volume weighted average price of ICE's stock on October 23, 2015. IDC shareholders will receive consideration of $3.65 billion in cash and $1.55 billion in Intercontinental Exchange common shares. The aggregate number of ICE common shares offered is 6.5 million shares, and up to 2.2 million additional Intercontinental Exchange common shares based on a sliding scale from $179.07 to $238.76 in the event that ICE’s weighted average stock price over a specified period leading up to closing is less than $238.76. The mix of merger consideration being paid by ICE is approximately 70% in cash and 30% in shares.

Additional transaction highlights include:

•	The transaction is expected to close by yearend 2015, subject to applicable regulatory approvals.
•	Last twelve months (“LTM”) revenues for IDC are expected to be $945 million and LTM adjusted EBITDA was $378[1] million.
•	For the third quarter of 2015, IDC revenues are expected to be $238 million and adjusted EBITDA was $99[2] million.
•	IDC’s recurring revenue, which excludes any revenue derived from hardware sales, set-up and implementation fees, and one-time sales such as historical data files, has exceeded 98% of total revenue in each of the years from 2011 to 2014.
•	Expense synergies of $150 million to be largely completed by year three post-closing.
•	Adjusted earnings accretion of approximately 5% is expected in the first year post-closing, excluding deal-related amortization.

ICE's lead financial advisor is Broadhaven Capital Partners; further financial advice is being provided by Wells Fargo Securities, LLC. ICE’s financing is being provided by Wells Fargo Bank, National Association and Bank of America Merrill Lynch. ICE legal advisors are Sullivan & Cromwell LLP and Potter Anderson Corroon LLP. The principal financial advisers to IDC were Goldman, Sachs & Co. and Credit Suisse. Legal adviser to IDC is Simpson Thacher & Bartlett LLP.

Investor Conference Call
An investor conference call will be held at 8:30 a.m. ET on Wednesday, October 28 via the ICE website at www.theice.com in the Investor and Media section. Participants may also listen via telephone by dialing 888-317-6003 from the United States, 866-284-3684 from Canada or 412-317-6061 from outside of the United States and Canada. Telephone participants are required to provide the participant entry number 1040432 and should call 10 minutes prior to the start of the call. The call will be archived on the company's website for replay.

ICE-CORP

About Intercontinental Exchange

Intercontinental Exchange (NYSE:ICE) operates the leading network of regulated exchanges and clearing houses. ICE’s futures exchanges and clearing houses serve global commodity and financial markets, providing risk management and capital efficiency. The New York Stock Exchange is the world leader in capital raising and equities trading.

About Interactive Data Corporation

Interactive Data Corporation (“IDC”) is a trusted leader in financial information. Thousands of financial institutions and active traders, as well as hundreds of software and service providers, subscribe to our fixed income evaluations, reference data, real-time market data, trading infrastructure services, fixed income analytics, desktop solutions and web-based solutions. IDC’s offerings support clients around the world with mission-critical functions, including portfolio valuation, regulatory compliance, risk management, electronic trading and wealth management. IDC has over 2,400 employees in offices worldwide. For more information, please visit www.IDC.com.

About Silver Lake

Silver Lake is the global leader in technology investing, with over $26 billion in combined assets under management and committed capital. The firm's portfolio of investments collectively generates more than $85 billion of revenue annually and employs more than 170,000 people globally. Silver Lake has a team of approximately 100 investment and value creation professionals located in New York, Menlo Park, San Mateo, London, Hong Kong and Tokyo. The firm's current portfolio includes leading technology and technology-enabled businesses such as Alibaba Group, Avago, Avaya, Cast & Crew, Dell, Global Blue, Go Daddy, Hillstone Networks, Intelsat, Interactive Data Corporation, Motorola Solutions, Qunar, Quorum Business Solutions, Red Ventures, Sabre, SMART Modular, SunGard, Vantage Data Centers, Virtu Financial and WME/IMG. For more information about Silver Lake and its entire portfolio, please visit www.silverlake.com.

About Warburg Pincus

Warburg Pincus LLC is a leading global private equity firm focused on growth investing. The firm has more than $35 billion in assets under management. The firm's active portfolio of more than 120 companies is highly diversified by stage, sector and geography. Warburg Pincus is an experienced partner to management teams seeking to build durable companies with sustainable value. Founded in 1966, Warburg Pincus has raised 14 private equity funds, which have invested more than $50 billion in over 720 companies in more than 35 countries. Investments in technology and business services companies have included Coyote, EFS, Endurance International Group, FIS, InComm, PayScale, Wall Street Systems and Yodlee. The firm is headquartered in New York with offices in Amsterdam, Beijing, Hong Kong, London, Luxembourg, Mumbai, Mauritius, San Francisco, Sao Paulo and Shanghai. For more information please visit www.warburgpincus.com.

Trademarks of ICE and/or its affiliates include Intercontinental Exchange, ICE, ICE block design, NYSE and New York Stock Exchange. Information regarding additional trademarks and intellectual property rights of Intercontinental Exchange, Inc. and/or its affiliates is located at www.intercontinentalexchange.com/terms-of-use

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 - Statements in this press release that are not historical facts are "forward-looking statements" that involve risks and uncertainties. Such statements may include, without limitation, statements regarding anticipated synergies relating to the acquisition, ICE’s business outlook and assessment of market development, strategy and future plans and anticipated financial and operating results. The following factors, among others, could cause actual results to differ from those as set forth in the forward-looking statements: the risk that the acquisition is not completed on a timely basis or at all; the risk that ICE is unable to integrate IDC into its business successfully and achieve the anticipated strategic objectives; the risk that the amount of time and expense spent and incurred in connection with the integration will exceed expectations; the risk that the anticipated economic benefits, cost savings, earnings accretion and other synergies associated with the acquisition will not be fully realized or take longer to realize than expected; the risk that ICE or IDC may be unable to obtain regulatory clearance required for the transaction, or that required regulatory clearance may delay the transaction or result in the imposition of conditions that could adversely affect the operations of the combined company or cause the parties to abandon the transaction; and the impact of the issuance of ICE’s common stock as consideration for the transaction on ICE’s current holders of common stock, including dilution of their ownership and voting interests. For a discussion of risks and uncertainties relating to ICE’s business which could cause actual results to differ from those contained in the forward-looking statements, see ICE's Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in ICE's Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC on February 5, 2015.

SOURCE: Intercontinental Exchange

ICE Media Contact:

Kelly Loeffler

+1 770 857 4726

kelly.loeffler@theice.com

ICE Investor Contact:

investors@theice.com

Atlanta +1 770 857 4726

Silver Lake:

Patricia Graue

+1 212-333-3810

silverlake@brunswickgroup.com

Warburg Pincus:

Ed Trissel

+1 212 878 9288

ed.trissel@warburgpincus.com

Mary Zimmerman

+1 212 878 9207

mary.zimmerman@warburgpincus.com

1 Adjusted EBITDA is a non-GAAP financial measure. See Appendix A to this press release for a reconciliation of this measure to the most directly comparable financial measure calculated in accordance with GAAP for the periods presented.

2 Adjusted EBITDA is a non-GAAP financial measure. See Appendix A to this press release for a reconciliation of this measure to the most directly comparable financial measure calculated in accordance with GAAP for the periods presented.

Interactive Data Holdings Corporation

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”)

We calculate EBITDA by adding back to GAAP net income the following items: interest, net, income taxes, depreciation and amortization and other income (expense), net. We calculate Adjusted EBITDA by adding back to EBITDA other non-cash, non-operational or non-recurring items. The calculations of EBITDA and Adjusted EBITDA (which are all considered non-GAAP measures) are as follows (in thousands):

	Three Months	Twelve Months
	Ended	Ended
	September 30,	September 30,
	2015	2015
Net income	29,677	32,896
Interest expense, net	37,786	149,513
Income tax expense	6,085	14,923
Depreciation and amortization	31,798	140,841
EBITDA	105,347	338,173
Stock based compensation (a)	838	3,237
Option holder payments (b)	1,034	4,995
IPO preparation and execution costs	488	763
Severance and restructuring costs (c)	163	11,740
Impairment of intangible and other assets (d)	-	10,990
Acquisition related items (e)	19	76
Sponsor fees (f)	750	3,000
FX (gain) loss (g)	(10,863)	2,559
Other losses/(gains) net (h)	1,682	2,126
Adjusted EBITDA	99,457	377,660

(a)	Represents issuances of stock-based awards to our employees, officers, directors and consultants.

(b)	Represents payments to option holders upon vesting of service-based options related to dividends paid by us.

(c)	Represents severance costs. This category also includes costs and professional fees of $1.0 million for the twelve months ended September 30, 2015 related to restructuring activities.

(d)	Represents write offs of capitalized development expenses due to the determination that certain projects would not produce the future cash flows necessary to recover the associated carrying value.

(e)	Primarily represents acquisition costs in connection with our being acquired in 2010 by the Sponsors. This category also includes purchase accounting adjustments in 2010 and, subsequent to 2010, amounts primarily relate to earn-outs from prior acquisitions and an insurance recovery associated with an acquisition-related shareholder lawsuit.

(f)	Represents annual management fees paid to the Sponsors. See “Certain Relationships and Related Party Transactions―Management Agreement.”

(g)	Represents transactional gains and losses that are recognized in our consolidated statements of operations.

(h)	Represents unusual tax credits and incentives related to special grants and credits from foreign jurisdictions and other normalizing and unusual items.